Exhibit 10.2
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (the “Agreement”) is entered into on December 11, 2007, between BUILDERS FIRSTSOURCE, INC. (“Company”), and KEVIN P. O’MEARA (“Consultant”).
     It is hereby agreed between Company and Consultant as follows:
     1. Term. This Agreement is effective on the date stated above and shall remain in effect for two (2) years from the date hereof (the “Term”).
     2. Materiality of Obligations. Company and Consultant consider Section 5, among other terms of this Agreement, to be a vitally important element of their bargain. Without excluding any other terms from being material, Company and Consultant expressly acknowledge that the terms of Section 5 are material terms of this Agreement, without which (in whole or in part), Company would not have agreed to its obligations in this Agreement.
     3. Services and Compensation.
          3.1 Services. During the term of this Agreement, Consultant shall provide such advice, support and information pertaining to the operations, planning, strategies, growth, and management of Company as are reasonably requested by the Company; provided that Consultant shall not be required to provide more than (a) twenty (20) hours per month of consulting services (excluding reasonable travel time) during the first six months of the Term and (b) ten (10) hours per month of consulting services thereafter.
          3.2 Compensation. In return for the services described above, and in return for Consultant’s compliance with the covenants to which Consultant agrees in Section 5 of this Agreement, Company agrees to grant Consultant, subject to the provisions of Section 6.1 of this Agreement, 89,334 restricted shares (the “Restricted Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s 2007 Incentive Plan. All of the Restricted Shares will vest two years from the date hereof. Additionally, starting six (6) months after the date hereof, Consultant shall be entitled to participate in Company’s benefit plans that are, by their terms, available to consultants; provided that this will include health insurance coverage under the Company’s standard medical and dental insurance plans. If Company is unable to include consultant on the Company’s medical insurance plan, then Company will pay Consultant $579.81 per month for each month from the sixth month of this Agreement to the end of this Agreement in which the Company is unable to include Consultant on such medical insurance plan (or such greater amount that is then required to obtain benefits under COBRA with respect to Company’s then effective standard medical insurance plan). If the Company is unable to include Consultant on the Company’s standard dental insurance plan, then Company will pay Consultant $18.38 per month for each month from the sixth month of this Agreement to the end of this Agreement in which the Company is unable to include Consultant on such dental insurance plan (or such greater amount that is then required to obtain benefits under COBRA with respect to Company’s then effective standard dental insurance plan). Consultant will not be entitled to any cash compensation hereunder except as set forth in Section 3.3. The Company’s obligation to allow Consultant to participate in the medical and dental plans referenced above, including without limitation the Company’s obligation to make the payments in lieu of such participation as described above, shall expire and terminate immediately upon Consultant’s becoming eligible for coverage under another employer’s benefits plan or policy.
          3.3 Expenses. Company shall reimburse Consultant for all travel, lodging, meals and other reasonable expenses that are: (a) legitimate business expenses that are reimbursable in accordance with Company’s expense reimbursement policy; (b) incurred by Consultant in providing services to Company under this Agreement; and (c) pre-approved by Company. In order for reimbursement for an expense to become due to Consultant, (a) Consultant must submit to Company an expense reimbursement request form itemizing such expenses, along with supporting documentation; and (b) the expense reimbursement form must be approved by the Chief Executive Officer of Company or his designee. Additionally, starting the first month after the date hereof, Consultant will be entitled to twelve monthly payments of $1,000 to help cover Consultant’s general expenses incurred in the connection with the performance of his obligations under this Agreement.
          3.4 Termination. Company may terminate this Agreement at any time during the Term for Cause. For the purposes of this Agreement, “Cause” shall mean (a) Consultant’s violation of any provision of Section 5 hereof to the extent not cured as provided in section 6.2 if the Company elects to provide such opportunity for cure, (b) Consultant’s engaging in any fraudulent or other willful act taken in bad faith designed, or that could be reasonably anticipated, to cause material harm to the Company, or (c) Consultant’s material failure to perform his other obligations under this Agreement that is not cured within 30 days after written notice thereof from the Company. Consultant’s obligations under Section 5 hereof shall survive a termination of this Agreement by the Company for Cause. If the Company terminates this Agreement without Cause, its obligations under this Agreement and the Restricted Stock Award Agreement shall continue as if no termination had occurred.
     4. Independent Contractor.
          4.1 Relationship. Consultant is an independent contractor. This Agreement shall not create the relationship of employer and employee, a partnership or a joint venture between the parties. Company shall not control or direct the details and/or means by which Consultant performs his services. Consultant shall determine the number of days and hours of his work, as well as the number of his assistants, partners or employees. Consultant shall be solely responsible for the conduct and performance, and for the wages, payroll taxes, social security taxes, fringe benefits, workers’ compensation insurance, work and performance schedules and work conditions, of his assistants, partners, and employees. Consultant acknowledges and agrees that he has no authority to enter into contracts on behalf of Company or to otherwise obligate Company in any respect during the term of this Agreement.
          4.2 Taxes. Consultant shall be responsible for and pay all costs of conducting his business, including but not limited to, the expense and responsibility for any and all applicable insurance, city, county, state and Federal licenses, permits, taxes, and assessments of any and all regulatory agencies, boards, or municipalities. Consultant is responsible for payment of his self-employment taxes, including without limitation, income taxes, unemployment taxes, workers’

compensation taxes, social security taxes, and business and occupation taxes, and shall indemnify and hold Company harmless from paying such taxes.
     5. Noncompetition; Nonsolicitation.
          5.1 Non-Competition. Consultant agrees, for two (2) years from the date hereof, not to engage in competition (or assist any other Person in engaging in competition) with the Company or any Related Party, directly or indirectly (either individually, by any form of ownership, or as a director, manager, member, officer, principal, agent, employee, employer, advisor, consultant, lender, member, shareholder, partner, or other representative in a Competing Business), in the Business of the Company in a Prohibited Location by performing services that are the same as or substantially similar to those services Consultant performed for the Company at any time during either the Term or the last three (3) years of Consultant’s employment with the Company. “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity. “Related Parties” means any of the directly or indirectly held subsidiaries of the Company or any of their related divisions, predecessors, successors or assigns. “Competing Business” means any business, regardless of form, that is directly engaged, in whole or in relevant part, in any business or enterprise that is the same as, or substantially the same as or similar to, the Business of the Company; provided that employment by an entity or enterprise that derives less than ten percent (10%) of its revenue or income from activities constituting the Business of the Company shall not be deemed to be a Competing Business unless the Employee is actively involved in such competing activities. The “Business of the Company” means, to the extent the Company or a Related Entity is engaged in such activity, the business of (a) manufacturing roof and floor trusses, wall panels, stairs, vinyl and aluminum windows, and synthetic millwork and (b) supplying and installing structural and related building products including without limitation, the items enumerated in clause (a) and doors, engineered wood products, lumber and lumber sheet goods, millwork, kitchen cabinets, insulation and other building products. A “Prohibited Location” means any location within fifty (50) miles of any of the Company’s or any Related Party’s physical locations. Ownership of a 1% or smaller interest in a publicly-traded entity shall not be a violation of the foregoing covenant. For the purposes of this Agreement, the parties agree that homebuilders and any vendors supplying building products or services to the Company shall be deemed to be Competing Businesses; provided, however, that no vendor whose gross sales to the Company do not exceed $25 million per year will be deemed a Competing Business.
          5.2 Customer Non-Solicitation. Consultant agrees, for a period of two (2) years from the date hereof, not to directly or indirectly solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, (on behalf of Consultant or any other Person) for the purposes of providing products or services that are the same as or substantially similar to the general types of products or services described in the Business of the Company, any actual or prospective customer with whom Consultant has material business contact during the term of this Agreement or had material business contact during the last two (2) years of Consultant’s employment with the Company prior to the date hereof.

          5.3 Employee Non-Solicitation. Consultant agrees, for a period of two (2) years from the date hereof, not to directly or indirectly solicit or divert, or attempt to solicit or divert, (either on behalf of the Consultant or any other Person) any person employed by the Company or any Related Party with whom Consultant had contact in the course of his employment with the Company (each, a “Company Employee“) to leave or reduce their employment with the Company or any Related Party or to work for Consultant or any other Person, including, without limitation, a Competing Business. Consultant agrees, for a period of two (2) years from the date hereof, not to directly or indirectly (either on behalf of the Consultant or any other Person) hire any Company Employee or to respond to inquiries seeking employment from any Company Employee. This paragraph only applies to persons who are actively employed as Company Employees or were Company Employees within one (1) year of the time of any such actual or attempted solicitation, hiring, or inquiry.
          5.4 Non-Disclosure of Confidential Information. Consultant agrees that all Confidential Information and all physical embodiments or derivatives thereof that were received or developed by Consultant while employed by the Company or during his engagement as a consultant under this Agreement, shall remain the sole and exclusive property of the Company or the applicable Related Party. For a period of three (3) years from the date hereof, Consultant will hold such Confidential Information in trust and strictest confidence, and shall not use, reproduce, distribute, disclose, or otherwise disseminate such Confidential Information or any physical embodiments thereof, and may in no event take any action causing, or fail to take any action within his reasonable control necessary in order to prevent, any Confidential Information disclosed to or developed by Consultant to lose its character or cease to qualify as Confidential Information. Consultant also agrees that he will immediately deliver to the Company all property belonging to the Company or applicable Related Party, including all Confidential Information and any physical embodiments thereof.
          “Confidential Information” means information and the compilation of information related to the operation of the Company or a Related Party that derives economic value, actual or potential, from not being generally known or readily available to, or ascertainable by, other persons who can obtain economic value from its disclosure or use. Assuming the foregoing criteria are met, Confidential Information includes, but is not limited to, compilations of information concerning the Company’s and the Related Parties’ financial plans and performance, potential acquisitions (including without limitation information described herein regarding potential acquisition targets), business plans and strategies, personnel information, information technology processes, research, development, and manufacturing of Company or Related Party products, existing or prospective customers, proposals made to existing or prospective customers or other information contained in bids or offers to such customers, the terms of any arrangements or agreements with customers, including the amounts paid for services or how pricing was developed by the Company or any Related Party, the layout, design, and implementation of customer specific projects, the identity of suppliers or subcontractors, information regarding supplier or subcontractor pricing or contract terms, the composition or description of future services that are or may be provided by the Company or any Related Party, the Company’s or any Related Party’s financial, marketing, and sales information, and technical expertise, formulas, source codes, and know how developed by the Company or any Related Party, including the unique manner in which the Company or any Related Party conducts its business. Confidential Information also includes information disclosed to the Company or any Related

Party by a third party that the Company or such Related Party is required to treat as confidential.
          5.5 Non-Disclosure of Trade Secrets. Consultant agrees that all Trade Secrets belonging to the Company or any Related Party and all physical embodiments or derivatives thereof shall remain the sole and exclusive property of the Company or such Related Party. Consultant will hold such Trade Secrets in trust and strictest confidence, and shall not use, reproduce, distribute, disclose, or otherwise disseminate such Trade Secrets or any physical embodiments thereof, and may in no event take any action causing, or fail to take any action within his reasonable control necessary in order to prevent, any such Trade Secrets to lose their character or cease to qualify as Trade Secrets. “Trade Secret” means information including a formula, pattern, compilation, program, device, method, technique, or process that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. A trade secret may consist of a simple fact, item, or procedure, or a series or sequence of items or procedures that, although individually could be perceived as relatively minor or simple, collectively can make a substantial difference in the efficiency of a process or the production of a product or may be the basis of a marketing or commercial strategy. The collective effect of the items and procedures must be considered in any analysis of whether a trade secret exists and not the general knowledge of each individual item or procedure.
          5.6 Non-Disparagement. Consultant and the Company each agree they will not disparage, defame, place in a negative light, or ridicule the other or, with respect to Consultant, the Company or any Related Party or any of their employees, directors, managers, officers, agents, or predecessors, or any of the Company’s or any Related Party’s products or services, or otherwise tortiously interfere with the Company’s or any Related Party’s actual or prospective business relationships. The obligations of the Company under this paragraph apply only to statements made by the Company’s officers or directors and to public statements by the Company.
     6. Effect of Breach of Section 5. If Consultant fails to comply, in whole or in part, with his obligations under Section 5, or if Consultant attempts to avoid or invalidate, in whole or in part, his obligations under Section 5, Company shall have, after it becomes aware of such failure or attempt, the option in its sole discretion to: (a) treat the Agreement as continuing, subject to the terms of Section 6.1; (b) terminate the Agreement; or (c) provide an opportunity for Consultant to cure his breach, subject to the terms of Section 6.2.
          6.1 Termination of Payment Obligations/Cancellation of Restricted Shares. Regardless of whether Company elects to treat the Agreement as continuing, Company’s obligations in Sections 3.2 and 3.3 of this Agreement shall terminate immediately if: (a) Consultant fails to comply, in whole or in part, with his obligations in Section 5; (b) Consultant attempts to avoid or invalidate, in whole or in part, his obligations in Section 5; or (c) a court finds Section 5 to be unenforceable, in whole or in part provided that the Company shall not be excused from its obligations under Sections 3.2 and 3.3 if Consultant did not instigate, request, or participate in such proceeding and Consultant continues to perform his obligations under and does not breach the provisions of Section 5. Upon such termination of the Company’s obligations in Sections 3.2 and 3.3 of this Agreement, Company shall not be obligated to pay Consultant any amounts not yet due, prorated or otherwise, and all the Restricted Shares shall automatically be forfeited effective upon such termination.
          6.2 If Company elects to provide an opportunity to cure Consultant’s failure or attempt, Company will provide to Consultant written notice. Consultant shall have ten (10) days after the date of the notice to cure the failure or attempt and provide a sworn written statement to Company that the failure or attempt has been cured and is not continuing. If Consultant does not cure and provide such statement to Company on or before the tenth (10th) day after the date of the notice, Company shall have the option in its sole discretion to (a) treat the Agreement as continuing, subject to the terms of Section 6.1 or (b) terminate the Agreement.
     7. Return of Company Property. Consultant agrees to return to the Company any Confidential Information received by Consultant during the Term upon the Company’s request at any time during the Term. Consultant further agrees that upon the termination of this Agreement (for whatever reason), Consultant will deliver to Company all property of Company and/or the Related Parties. Such property includes, without limitation, Confidential Information and all materials, tools, and information: (a) provided by or obtained from Company; or (b) created, in whole or in part, during the course of services provided to Company.
     8. Miscellaneous.
          8.1 The failure of either party to this Agreement to enforce at any time any of its provisions or terms shall not be construed to be a waiver of such provision or term, nor of the right of either party to later enforce such term or provision.
          8.2 This Agreement shall be governed by the laws of the State of Texas, other than the conflicts of law provisions thereof. Exclusive venue for disputes regarding, or interpretation of, this Agreement lies in the state or federal courts of competent jurisdiction serving Dallas, Texas.
          8.3 Company shall be entitled to injunctive relief and specific performance in addition to any other available legal or equitable remedies for any breach or threatened breach of Sections 5, 6, and/or 7 of this Agreement. The remedies provided in this Agreement shall be deemed cumulative, and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.
          8.4 If any provision of this Agreement other than Section 5 is held to be unenforceable in whole or in part, the remaining provisions will nevertheless continue to be valid and enforceable. If Section 5 is held to be unenforceable in whole or in part, Sections 3.2 and 3.3 in whole shall be deemed unenforceable and shall no longer have any force or effect; provided that Company shall not be excused from its obligations under Sections 3.2 and 3.3 if Consultant did not instigate, request, or participate in such determination of unenforceability and Consultant continues to perform his obligations under and does not breach the provisions of Section 5.
          8.5 Each Party’s obligations hereunder are in addition to, and not exclusive of, any and all of its or his other obligations and duties to the other party, whether express, implied,

in fact or in law, including without limitation under the Separation Agreement between the parties dated as of December 11, 2007 (the “Separation Agreement”).
          8.6 If Consultant elects to revoke the Separation Agreement, as provided for therein, this Agreement, including all the Company’s obligations hereunder, shall be null and void and the Restricted Shares shall automatically be forfeited upon such revocation.
          8.7 This Agreement, the Separation Agreement and the Restricted Stock Award of even date herewith represent and contain the entire understanding between the parties in connection with their subject matter. The parties expressly acknowledge that there are no oral or written collateral agreements, understandings or representations other than this Agreement and the prior agreements between Company and Consultant other than the Separation Agreements and any option agreements between the parties, subject to the terms of Section 6 hereof. The parties acknowledge that they have not relied upon any representation or statement made by the other party or that party’s agent but not set forth in this Agreement or the prior agreements between Company and Consultant.
          8.8 This Agreement may be signed in multiple counterparts which shall be construed together as one instrument.
          8.9 No party may assign this Agreement or the rights or obligations hereunder without the written consent of the other party.
          8.10 Builders FirstSource, Inc. and its affiliates are third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement in accordance with its terms.
          8.11 This Agreement may only be modified by a written agreement signed by both parties. Only the Chief Executive Officer or a Senior Vice President of Company may sign a modification agreement on behalf of Company.
     IN WITNESS WHEREOF, the parties have signed this Agreement.

BUILDERS FIRSTSOURCE, INC.		CONSULTANT

By:	/s/ Donald F. McAleenan	By:	/s/ Kevin P. O’Meara

Title:	Senior Vice President,
General Counsel and Secretary

Date:	December 11, 2007